HALLIBURTON COMPANY
                                   EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE

     The calculation below for earnings per share of the $2.50 par value Common Stock of the Company on a primary and fully diluted basis for the three and nine months ended September 30, 1997 and 1996, is submitted in accordance with Regulation S-K item 601 (b) (11).

                                                          Three Months                       Nine Months
                                                       Ended September 30                 Ended September 30
                                                  -----------------------------     -------------------------------
                                                      1997            1996             1997              1996
                                                  -------------    ------------     ------------     --------------
                                                   Millions of dollars except         Millions of dollars except
                                                         per share data                     per share data

Primary:
  Net income                                      $    121.1       $     75.5       $   306.0        $   192.8

  Average common and common share
     equivalents outstanding                           257.4            252.2           256.4            251.5

  Primary net income per share                    $     0.47      $      0.30      $     1.19       $     0.77

-------------------------------------------------------------------------------------------------------------------

Fully Diluted:
  Net income                                      $    121.1       $     75.5       $   306.0        $   192.8

   Adjusted average shares outstanding                 257.8            252.2           257.5            251.6

   Fully diluted earnings per share               $     0.47      $      0.30      $     1.19       $     0.77

The foregoing computations do not reflect any significant potentially dilutive effect the Company's Preferred Stock Purchase Rights Plan could have in the event such Rights become exercisable and any shares of either Series A Junior Participating Preferred Stock or Common Stock of the Company are issued upon the exercise of such Rights.

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